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                                                                   EXHIBIT 10.32

SUMMARY OF COMPENSATION ARRANGEMENT WITH KATHERINE M. HUDSON

      The Company's Board of Directors has approved a compensation package for Mrs. Hudson, who served as the Company's President and CEO until March 31, 2003. Mrs. Hudson will remain an employee of the Company for a period up to January 19, 2005, at her annual base salary in effect for fiscal 2003; and will be eligible for coverage under the Company's regular medical insurance plan or a payment in lieu thereof toward similar coverage. Until January 19, 2004, she will also receive other executive benefits at the 2003 level and be eligible to participate in the Company's bonus plan. While employed, Mrs. Hudson will perform such duties as requested of her by the President. All compensation and benefits will terminate if Mrs. Hudson accepts outside employment, other than with an academic entity.